Exhibit 99.1

NEWS RELEASE
November 15, 2022

Tetra Tech Appoints Christiana Obiaya as New Board Member

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK), a leading provider of high-end consulting and engineering services in water, environment, sustainable infrastructure, and renewable energy, announced today that the Board of Directors has appointed Christiana Obiaya as its newest Board Member. Ms. Obiaya joins the Board effective January 2, 2023, and will serve on the Audit and Strategic Planning and Enterprise Risk Committees.

Ms. Obiaya brings to Tetra Tech’s Board approximately 20 years of experience in strategy, finance, and project management focused on energy and infrastructure development and sustainable technologies. She is Chief Financial Officer of Heliogen, a renewable energy technology company that uses AI-enabled solar technology to support the clean energy transition. She also serves as Head of Heliogen's Executive Committee.

From 2017 to 2021, Ms. Obiaya served as Chief Financial Officer and head of strategy for Bechtel’s multi-billion-dollar, global Energy business unit. She also held various leadership roles at Bechtel in finance; strategy; and project development, investment, and execution from 2010 to 2017. Prior to joining Bechtel, Ms. Obiaya worked on renewable energy projects supporting energy access for rural communities in Kenya and India from 2008 to 2009. She began her career as an engineer at a multinational consumer goods company from 2004 to 2008, designing products and scaling up manufacturing processes.

“Tetra Tech is pleased to welcome Ms. Obiaya, who brings extraordinary experience in finance, strategy, and renewable energy project development,” said Dan Batrack, Tetra Tech Chairman and CEO. “Her combined expertise affords her unique insight into the critical role of our project managers and technical experts in creating technology-enabled solutions that support our clients’ long-term sustainability and decarbonization goals.”

Ms. Obiaya holds a Master of Business Administration and a Bachelor of Science in Chemical Engineering from the Massachusetts Institute of Technology.

About Tetra Tech

Tetra Tech is a leading provider of high-end consulting and engineering services for projects worldwide. With 21,000 associates working together, Tetra Tech provides clear solutions to complex water, environment, sustainable infrastructure, renewable energy, and international development problems. We are Leading with Science® to provide sustainable and resilient solutions for our clients. For more information about Tetra Tech, please visit tetratech.com or follow us on LinkedIn, Twitter, and Facebook.

CONTACTS:

Jim Wu, Investor Relations

Charlie MacPherson, Media & Public Relations

(626) 470-2844

Any statements made in this release that are not based on historical facts are forward-looking statements. Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future. However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions ("Future Factors"), and may differ materially from what is expressed. For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section "Risk Factors" included in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission.